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                                                                                               EXHIBIT 12

                                            Pacific Telecom, Inc.
                              Computation of Ratio of Earnings to Fixed Charges
                                        (Dollar amounts in millions)
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                                    Six Months
                                      Ended
                                     June 30,                   Year Ended December 31,
                                                 _____________________________________________________
                                       1995       1994        1993        1992        1991       1990
                                    _________    ______      ______      ______      ______     ______
Earnings, as defined*:
Income from continuing operations
    before income taxes               $60.4      $122.2      $ 82.9     $ 99.8      $120.4      $137.5


Add:
  Fixed charges                        30.0        48.6        59.5       63.2        67.7        49.2
  Equity losses of less than 50%
    owned persons                        -           -            -         .9          .5          .7
  Minority interest                      .6         1.0          .6         .1         2.0         4.0
                                       ____       _____       _____      _____       _____       _____

    Total earnings                    $91.0      $171.8      $143.0     $164.0      $190.6      $191.4
                                       ____       _____       _____      _____       _____       _____
                                       ____       _____       _____      _____       _____       _____

Fixed charges:
  Interest                            $21.5       $34.7       $44.3      $52.1       $55.0       $40.1
  Interest portion of rental expense    8.5        13.9        15.2       11.1        12.7         9.1
                                       ____        ____        ____       ____        ____        ____


    Total fixed charges               $30.0       $48.6       $59.5      $63.2       $67.7       $49.2
                                       ____        ____        ____       ____        ____        ____
                                       ____        ____        ____       ____        ____        ____

Ratio of earnings to fixed charges      3.0         3.5         2.4        2.6         2.8         3.9
                                       ____        ____        ____       ____        ____        ____
                                       ____        ____        ____       ____        ____        ____



*  For the purpose of computing these ratios, "earnings" represents the aggregate of (a) income from continuing operations before income taxes, (b) fixed charges, (c) equity losses of less than 50% owned persons and (d)
   minority interest.  Equity losses of less than 50% owned persons are added to income from continuing operations before income taxes since the Company does not guarantee the debt of such persons.  "Fixed Charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.
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